CONFIDENTIAL DRAFT

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Exchange to Retire a Portion of 2.00% Convertible Senior Notes due February 15, 2012

INCLINE VILLAGE, NV, October 27, 2010 – PDL BioPharma, Inc. (PDL, the Company) (NASDAQ: PDLI) today announced that it has entered into separate privately negotiated exchange agreements under which it will retire $92.0 million in aggregate principal of the Company’s outstanding 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes).  Pursuant to the exchange agreements, the holders of the 2012 Notes will receive $92.0 million in aggregate principal of new 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes).  Following the exchange, $136.0 million of the 2012 Notes will remain outstanding.

The Company also announced that it entered into privately negotiated agreements to place an additional $88.0 million in aggregate principal amount of the 2015 Notes for cash.  The net cash proceeds from the issuance of such 2015 Notes will be used for corporate, capital management and business development purposes.  The shares of the Company’s common stock issuable upon the conversion of the 2015 Notes have been reserved for issuance by the Company and listed on the NASDAQ Stock Market.

The issuance of the 2015 Notes will not be registered under the Securities Act of 1933, as amended, in reliance on exemption from registration thereunder.

No Solicitation

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.